                          OFFER TO PURCHASE FOR CASH

                                      BY

                        A T FUND OF FUNDS (THE "FUND"),
                 THE SOLE SERIES OF A T FUNDS INVESTMENT TRUST
                                 (THE "TRUST")

  UP TO $1,800,000 OF ITS ISSUED AND OUTSTANDING COMMON SHARES (THE "SHARES")

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., CENTRAL TIME, ON OCTOBER 23, 2007, UNLESS THE OFFER IS EXTENDED.

   THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, COLLECTIVELY CONSTITUTE THE "OFFER") ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

   SHARES ARE NOT TRADED ON ANY ESTABLISHED TRADING MARKET AND ARE SUBJECT TO STRICT RESTRICTIONS ON TRANSFERABILITY PURSUANT TO THE TRUST'S AGREEMENT AND DECLARATION OF TRUST, AS AMENDED FROM TIME TO TIME (THE "DECLARATION OF TRUST").

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR ITS INVESTMENT ADVISER OR SUBADVISER. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE OR EXECUTIVE OFFICER OF THE FUND OR THE TRUST INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

   Any holder of Shares (each a "SHAREHOLDER") desiring to tender any portion of his, her or its Shares should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and any other required documents to the Fund's subadministrator, U.S. Bancorp Fund Services, LLC (the "SUBADMINISTRATOR").

   Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Subadministrator in the manner set forth on the last page of this Offer to Purchase.

   If you do not wish to tender your Shares, you need not take any action.

September 21, 2007

                              SUMMARY TERM SHEET

   This Summary Term Sheet highlights certain information concerning this tender offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal.

What Is The Tender Offer?          The Fund is offering to purchase up to $1,800,000
                                   of its outstanding Shares for cash at a price per
                                   share equal to the proportionate net asset value
                                   of the Shares (that is, the purchase price of
                                   each Share will be equal to the net asset value
                                   of the Fund divided by the number of outstanding
                                   Shares), as determined in accordance with the
                                   Fund's net asset valuation procedures as of
                                   December 31, 2007, or if the Offer is extended,
                                   on the date to which the Offer is extended (the
                                   "VALUATION DATE"), upon specified terms and
                                   subject to conditions as set forth in the tender
                                   offer documents.

When Will The Tender Offer Expire, The tender offer will expire at 5:00 p.m.,
And May The Offer Be Extended?     Central time, on October 23, 2007, unless
                                   extended (the "EXPIRATION DATE"). The Fund may
                                   extend the period of time the Offer will be open
                                   by notifying Fund Shareholders no later than the
                                   next business day after the Offer otherwise would
                                   have expired. See Section 1 of this Offer to
                                   Purchase.

What Is The Net Asset Value Per    As of July 31, 2007, the net asset value ("NAV")
Share As Of A Recent Date?         per Share was $112.05. The value of your Shares
                                   will change due to market fluctuation between
                                   July 31, 2007 (the last date as of which the NAV
                                   has been calculated) and the Valuation Date,
                                   which is the date as of which the NAV will be
                                   determined for purposes of calculating the
                                   purchase price of the Shares.

                                   During the pendency of the tender offer, current
                                   per Share NAV can be obtained from the
                                   Subadministrator by calling 414-765-6149 between
                                   9:00 a.m. and 5:00 p.m. Central time, Monday
                                   through Friday (except holidays). See Section 7
                                   of this Offer to Purchase for additional
                                   information regarding net asset values.

May I Tender All Or Some of My     You may tender all of your Shares, some of your
Shares?                            Shares defined as a specific dollar value, or
                                   some of your Shares defined as a specific dollar
                                   value above the required minimum investment
                                   balance.

                                   If you tender for repurchase only a portion of
                                   your Shares, you will be required to maintain an
                                   investment in Shares equal to at least $100,000.
                                   If you tender less than all of your Shares and
                                   the purchase of the full amount tendered would
                                   cause your remaining investment to be less than
                                   the required minimum balance, the Fund will
                                   reduce the portion of Shares to be repurchased so
                                   that the required minimum balance is maintained.

How Do I Tender My                 If your Shares are registered in your name, you
Shares?                            should obtain the tender offer materials,
                                   including this Offer to Purchase and the related
                                   Letter of Transmittal, read them, and if you
                                   decide to tender, complete a Letter of
                                   Transmittal and submit any other documents
                                   required by the Letter of Transmittal. These
                                   materials must be received by the
                                   Subadministrator in proper form before 5:00 p.m.,
                                   Central time, on the October 23, 2007 Expiration
                                   Date (unless the tender offer is extended by the
                                   Fund, in which case the new deadline will be as
                                   stated in the notice to Shareholders of the
                                   extension). See Section 3 of this Offer to
                                   Purchase.

Is There Any Cost To Me To          No fees or commission will be payable to the Fund
Tender?                             in connection with the Offer. However, if any
                                    Shares repurchased by the Fund pursuant to the
                                    tender offer were initially purchased by you on
                                    or after January 1, 2007, the Fund will levy a
                                    repurchase fee equal to 2% of the purchase price.

May I Withdraw My Request to        Yes, you may withdraw your request to tender your
Tender After I Have Tendered My     Shares at any time prior to 5:00 p.m., Central
Shares And, If So, By When?         time, on the October 23, 2007 Expiration Date (or
                                    if the Offer is extended, at any time prior to
                                    5:00 p.m., Central time, on the new Expiration
                                    Date). Withdrawn Shares may be re-tendered by
                                    following the tender procedures before the offer
                                    expires (including any extension period). See
                                    Section 4 of this Offer to Purchase.

How Do I Withdraw Tendered          A notice of withdrawal of tendered Shares must be
Shares?                             timely received by the Subadministrator by the
                                    Expiration Date, which notice must specify the
                                    name of the Shareholder who tendered the Shares,
                                    the number of Shares being withdrawn (which must
                                    be all of the Shares tendered). See Section 4 of
                                    this Offer to Purchase.

May I Place Any Conditions On My    No.
Tender Of Shares?

Is There A Limit On The Number Of   Yes. You may tender all of your Shares or some of
Shares I May Tender?                your Shares defined as a specific dollar value
                                    above the required minimum investment balance
                                    subject to the conditions discussed in Section 13
                                    of this Offer to Purchase. However, a maximum of
                                    $1,800,000 of the total outstanding Shares will
                                    be accepted for tender. See Section 1 of this
                                    Offer to Purchase.

What If More Than $1,800,000 of     The Fund will purchase duly tendered Shares from
Shares Are Tendered (And Not        tendering Shareholders pursuant to the terms and
Timely Withdrawn)?                  conditions of the Offer on a pro rata basis
                                    according to the number of Shares tendered by
                                    each Shareholder (and not timely withdrawn),
                                    unless the Fund determines not to purchase any
                                    Shares in accordance with the conditions
                                    described in Section 13 of this Offer to
                                    Purchase. The Fund's present intention, if the
                                    Offer is oversubscribed, is not to purchase more
                                    than $1,800,000 of Shares. See Section 1 of this
                                    Offer to Purchase.

If I Decide Not To Tender, How      Your percentage ownership interest in the Fund
Will The Tender Offer Affect The    will increase after completion of the tender
Fund Shares I Hold?                 offer if the Shares are properly tendered and the
                                    Fund purchases them.

What Action Need I Take If I Decide None.
Not To Tender My Shares?

Does The Fund Have The Financial    Yes. The purchase price of the Shares in the
Resources To Make Payment?          Offer will be financed first through cash on hand
                                    and then, if necessary, through (a) the sale of
                                    portfolio securities and/or (b) borrowing, each
                                    in the amount or amounts determined by A T Funds,
                                    LLC, the Fund's investment adviser (the
                                    "ADVISER"), in its reasonable discretion, subject
                                    to restrictions or limitations contained in the
                                    Declaration of Trust, the Fund's private
                                    placement memorandum or material agreements, each
                                    as amended from time to time, or applicable laws,
                                    rules and regulations, including the rules and
                                    regulations promulgated under the Investment
                                    Company Act of 1940, as amended (the "1940 ACT").
                                    See Section 5 of this Offer to Purchase.

Is There Any Reason Shares         In addition to those circumstances described in
Tendered Would Not Be Accepted?    Section 13 of this Offer to Purchase in which the
                                   Fund is not required to accept tendered Shares,
                                   the Fund has reserved the right to reject any and
                                   all tenders determined by it not to be in
                                   appropriate form. For example, tenders will be
                                   rejected if the tender does not include the
                                   original signature(s) of a tendering
                                   Shareholder(s).

How Will Tendered Shares Be        The Fund will accept for payment properly
Accepted For Payment?              tendered Shares, as determined by the Fund, up to
                                   a maximum of $1,800,000 of Shares. If you
                                   properly tender Shares, we will mail you a notice
                                   by October 30, 2007 advising you if we intend to
                                   purchase all or any portion of the Shares you
                                   tendered. See Section 2 of this Offer to Purchase.

If Shares I Tender Are Accepted By On or about January 14, 2007, we will give you a
The Fund, When Will Payment Be     non-interest bearing, non-transferable promissory
Made?                              note (the "NOTE"), payable as described below,
                                   entitling you to an amount equal to the estimated
                                   NAV of the Shares purchased, determined by the
                                   Fund as of the Valuation Date (the "PURCHASE
                                   PRICE").

                                   The Note will be mailed by the Subadministrator
                                   to your address of record on the books of the
                                   Fund and will entitle you to an initial payment
                                   (the "INITIAL PAYMENT") in cash and/or marketable
                                   securities (valued in accordance with the Fund's
                                   valuation procedures) equal to 90% of the
                                   estimated Purchase Price of the tendered Shares
                                   which will be paid to you within the later of (a)
                                   50 days after the Valuation Date or, (b) if the
                                   Fund has requested withdrawals of capital from
                                   any investment funds in order to fund the
                                   purchase of Shares, 10 business days after the
                                   Fund has received at least 90% of the aggregate
                                   amount withdrawn from such investment funds,
                                   which in some circumstances may take a
                                   substantial period of time due to the possibility
                                   of limited liquidity of the investment funds.

                                   The Note will also entitle you to a final payment
                                   (the "FINAL PAYMENT") equal to the amount in
                                   excess, if any, of (a) the Purchase Price,
                                   determined as of the Valuation Date and based
                                   upon the results of the annual audit of the
                                   Fund's financial statements for fiscal year
                                   ending March 31, 2008, over (b) the Initial
                                   Payment. The Final Payment will be paid within 30
                                   days after the completion of the Fund's annual
                                   audit, which the Fund anticipates will be
                                   completed within 60 days of its fiscal year end
                                   of March 31, 2008; PROVIDED, HOWEVER, that the
                                   Board of Trustees, in its discretion, may
                                   determine that the Final Payment be paid prior to
                                   the completion of the Fund's audit.

                             Under certain circumstances, Shares accepted for tender may be paid by combining the Initial
                             Payment and the Final Payment into a single payment and paying such amount to Shareholders in lieu of issuing the Note.

Is My Sale Of Shares In The  For most Shareholders, yes. The sale of the
Tender Offer A Taxable       Shares pursuant to the tender offer by U.S.
Transaction For U.S. Federal Shareholders, other than those who are tax
Income Tax Purposes?         exempt, will be a taxable transaction for U.S.
                             federal income tax purposes. See Section 8 of the
                             Offer to Purchase for a more detailed discussion
                             of certain U.S. federal income tax consequences.
                             U.S. and Non-U.S. Shareholders are advised to
                             consult their own tax advisers.

Is The Fund Required To      Under most circumstances, yes. There are certain
Complete The Tender Offer    circumstances, however, in which the Fund will
And Purchase All Shares      not be required to purchase any or all Shares
Tendered Up To The           tendered, as described in Section 13 of this
Maximum Of $1,800,000 of     Offer to Purchase. Specifically, in no event will
Shares?                      the Fund purchase shares in an amount that could
                             cause the Fund to be treated as a "publicly
                             traded partnership" under applicable U.S. federal
                             income tax laws and regulations.

Does Management              None of the Fund, the Board of Trustees of the
Encourage Shareholders To    Trust, the Adviser or the Fund's investment
Participate In The Tender    subadviser, is making any recommendation to
Offer, And Will Management   tender or not to tender Shares in the tender
Participate In The Tender    offer. No trustee or executive officer of the
Offer?                       Fund or the Trust intends to tender Shares. See
                             Section 6 of this Offer to Purchase.

Will This Be My Last         This is the ninth tender offer the Fund's Board
Opportunity To Tender        of Trustees has approved. A summary of prior
Shares To The Fund?          tender offers is as follows:

                                                                      DOLLAR
                                                         AMOUNT OF   AMOUNT OF
                                                          TENDER      SHARES
                                      EFFECTIVE DATE       OFFER     TENDERED
                                      --------------     ---------- ----------
                                      December 31, 2005  $1,000,000 $        0
                                      March 31, 2006     $1,000,000 $        0
                                      June 30, 2006      $1,000,000 $  850,000
                                      September 30, 2006 $2,000,000 $2,000,000
                                      December 31, 2006  $2,000,000 $  336,000
                                      March 31, 2007     $2,000,000 $  551,000
                                      June 30, 2007      $3,000,000 $3,951,591*
                                      September 30, 2007 $3,000,000 $  942,000**

                                  *The amount of shares repurchased
                                   from each shareholder was reduced on
                                   a pro rata basis such that only
                                   $3,000,000 of shares were redeemed
                                   as of June 30, 2007.

                                  **Estimated based on July 31, 2007
                                    NAV.

                                  The Board of Trustees may, but is not
                                  obligated to, approve subsequent tender
                                  offers, in aggregate amounts as the Board of Trustees may determine from time to time.
                                  There can be no assurance regarding the size of such tender offers, the price at which they will be conducted or that any of these subsequent tenders will occur at all. If they do not occur, this Offer may be your last opportunity to tender your Shares to the Fund. See Section 6 of this Offer to
                                  Purchase.

How Do I Obtain Additional Questions and requests for assistance should be directed to
Information?               the Subadministrator by calling 414-765-6149, between 9:00
                           a.m. and 5:00 p.m. Central time, Monday through Friday
                           (except holidays). Requests for additional copies of the
                           Offer to Purchase, the Letter of Transmittal and all other tender offer documents should also be directed to the
                           Subadministrator.

             TO THE HOLDERS OF COMMON SHARES OF A T FUND OF FUNDS

                                 INTRODUCTION

   A T Fund of Funds (the "FUND"), the sole series of A T Funds Investment Trust, a Delaware statutory trust (the "TRUST"), and registered under the Investment Company Act of 1940, as amended (the "1940 ACT"), as a closed-end, non-diversified management investment company, hereby offers to purchase up to $1,800,000 (the "OFFER AMOUNT") of the Fund's outstanding common shares (the "SHARES"), at a price (the "PURCHASE PRICE") per Share equal to the net asset value ("NAV") as of the close of business on December 31, 2007, or a later date if the Offer is extended (the "VALUATION DATE"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "OFFER"). The Fund has mailed materials for the Offer to shareholders on September 21, 2007.

   THIS OFFER IS BEING EXTENDED TO ALL HOLDERS OF THE SHARES (THE
"SHAREHOLDERS") AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. ALSO, SEE SECTION 13 OF THIS OFFER TO PURCHASE.

   THE SHARES ARE NOT TRADED ON ANY ESTABLISHED TRADING MARKET AND ARE SUBJECT TO STRICT RESTRICTIONS ON TRANSFERABILITY PURSUANT TO THE TRUST'S AGREEMENT AND DECLARATION OF TRUST, AS AMENDED FROM TIME TO TIME (THE "DECLARATION OF TRUST").

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR ITS INVESTMENT ADVISER OR SUBADVISER. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE OR EXECUTIVE OFFICER OF THE FUND OR THE TRUST INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

   As of July 31, 2007, there were 320,703 Shares issued and outstanding, and the NAV was $112.05 per Share. The number of Shares issued and outstanding may be greater on the Expiration Date (as defined below) as a result of net investments in the Fund between July 31, 2007 and the Expiration Date. Shareholders may contact the Fund's subadministrator, U.S. Bancorp Fund Services, LLC (the "SUBADMINISTRATOR"), by calling 414-765-6149 between 9:00 a.m. and 5:00 p.m. Central time, Monday through Friday (except holidays), to obtain a current NAV of the Shares.

   Any Shares acquired by the Fund pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Fund without further Shareholder action (except as required by applicable law). Tendering Shareholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund. Shareholders may also be subject to other transaction costs, as described in Section 2.

1.  TERMS OF THE OFFER; EXPIRATION DATE.

   Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to $1,800,000 of the Fund's outstanding Shares validly tendered on or prior to 5:00 p.m., Central time, on October 23, 2007, or such later date to which the Offer is extended (the "EXPIRATION DATE") and not withdrawn as permitted by Section 4.

   Subject to the limitations set forth below, Shareholders may tender all of their Shares, some of their Shares defined as a specific dollar value, or some of their Shares defined as a specific dollar value above the required minimum investment balance, as described below. A Shareholder who tenders only a portion of such Shareholder's Shares is required to maintain an investment in Shares equal to at least $100,000 on the Valuation Date. If a Shareholder tenders less than all of the Shareholder's Shares and the repurchase of the tendered Shares would cause the Shareholder's remaining investment to fall below the required minimum, the Fund will reduce the portion of Shares to be repurchased so that the required minimum balance is maintained. The Offer is being made to all Shareholders of the Fund and is not conditioned on any minimum amount of Shares being tendered.

   If the amount of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, subject to the conditions described in Section 13 and upon the terms and conditions of the Offer, purchase all Shares so tendered. If more than $1,800,000 of Shares are properly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Shares in accordance with the conditions described in Section 13 of this Offer to Purchase, the Fund will purchase Shares from tendering Shareholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis according to the number of Shares tendered by each Shareholder (and not timely withdrawn). The Fund does not contemplate extending the Offer and increasing the amount of Shares covered thereby by reason of more than $1,800,000 of Shares having been tendered.

   The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Subadministrator. Shareholders will be notified of any such extension no later than 9:00 a.m. Central time, on the next business day after the previously scheduled Expiration Date. If the Fund makes a material change in the terms of the Offer or is otherwise required by applicable law, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw his, her or its Shares.

   Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered Shares as set forth below. Any extension, delay or termination will be followed as promptly as practicable by a notice to Shareholders thereof, such notice, in the case of an extension, to be given no later than 9:00 a.m. Central time, on the next business day after the previously scheduled Expiration Date.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

   For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares that are validly tendered on or before the Expiration Date or any extensions thereof (and not timely withdrawn pursuant to Section 4) when the Fund gives written notice to the tendering Shareholder of its election to purchase the Shareholder's Shares. The Purchase Price per Share will equal the NAV per Share as of the close of business on the Valuation Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Subadministrator of a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part, with any applicable law.

   For Shareholders who tender Shares that are accepted by the Fund for purchase, payment of the Purchase Price will consist of a non-interest-bearing, non-transferable promissory note (the "NOTE") entitling the Shareholder to an initial payment (the "INITIAL PAYMENT") and a final payment (the "FINAL PAYMENT"). The Initial Payment will be equal to 90% of the estimated Purchase Price of the tendered Shares, determined as of the Valuation Date. Payment of the Initial Payment will be made within 50 days after the Valuation Date, unless the Fund has requested withdrawals of capital from any investment funds in order to fund the purchase of Shares, in which case the Initial Payment will be paid no later than 10 business days after the Fund has received at least 90% of the aggregate amount withdrawn from such investment funds.

   The Final Payment will be equal to the amount in excess, if any, of (a) the Purchase Price, determined as of the Valuation Date and based upon the results of the annual audit of the Fund's financial statements for fiscal year ending March 31, 2008, over (b) the Initial Payment. The Final Payment will be paid within 30 days after the completion of the Fund's annual audit, which the Fund anticipates will be completed within 60 days of its fiscal year end of March 31, 2008; PROVIDED, HOWEVER, that the Board of Trustees, in its discretion, may determine that the Final Payment be paid prior to the completion of the Fund's audit. The Note will be delivered to the tendering Shareholder in the manner set forth below within 10 business days after the Valuation Date.

   Although the Fund has retained the option to pay all or a portion of the Purchase Price by distributing marketable securities, the Purchase Price will be paid entirely in cash except in the unlikely event that the Board of Trustees determines that the distribution of securities is necessary to avoid or mitigate any adverse effect of the Offer on the remaining Shareholders of the Fund.

   The Note pursuant to which a Shareholder will receive the Initial Payment and Final Payment (together, the "CASH PAYMENTS") will be delivered to the Subadministrator and then mailed by the Subadministrator to the Shareholder's address of record on the books of the Fund. The Cash Payments due pursuant to the Note will be deposited by the Fund in a segregated custodial account and then transmitted directly to the tendering Shareholder at the address of record with the Fund or to the tendering Shareholder's brokerage account, in accordance with instructions provided by the tendering Shareholder in the Letter of Transmittal (or as stated below), and, if so transferred to a brokerage account, may be subject upon withdrawal from such account to any fees that such brokerage would customarily assess upon the withdrawal of cash from such account. The Subadministrator will act as an agent for Shareholders for purpose of delivering the Cash Payments and the Note from the Fund to Shareholders. Under no circumstances will interest on the Purchase Price for Shares be paid, regardless of any delay in delivering such payments to any Shareholder.

   Under certain circumstances, Shares accepted for tender may be paid by combining the Initial Payment and the Final Payment into a single payment and paying such amount to Shareholders in lieu of issuing the Note.

   If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, such Shares may not be withdrawn unless and except to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase. If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, those Shares will remain credited to the account of the relevant tendering Shareholder.

   The Fund normally calculates the NAV of Shares approximately 45 days after the end of the month. The most recent NAV of Shares is available by calling the Subadministrator at 414-765-6149.

3.  PROCEDURE FOR TENDERING SHARES.

   Shareholders wishing to tender Shares pursuant to the Offer should mail or otherwise deliver a completed and executed Letter of Transmittal to the Subadministrator at the address listed on the last page of this Offer to Purchase. The completed and executed Letter of Transmittal must be received by the Subadministrator no later than the Expiration Date.

   The Fund recommends that all documents be submitted to the Subadministrator via certified mail, return receipt requested, or by express delivery service. Shareholders who wish to confirm receipt of a Letter of Transmittal may contact the Subadministrator at the address or telephone numbers listed on the last page of this Offer to Purchase.

   All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Fund, the Subadministrator, Allegiance Investment Management, LLC, the Fund's administrator (the "ADMINISTRATOR" and together with the Subadministrator, the "ADMINISTRATORS") A T Funds, LLC, the Fund's investment adviser (the "ADVISER"), Treesdale Partners, LLC, the Fund's investment subadviser (the "SUBADVISER" and together with the Adviser, the "ADVISERS"), nor any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

   Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of a properly completed and duly executed Letter of Transmittal for such Shares, and any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Shareholder and the Fund upon the terms and subject to the conditions of the Offer.

   THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF EACH TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED.

4.  RIGHTS OF WITHDRAWAL.

   Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. After the Expiration Date (including any date to which the Offer is extended), all tenders made pursuant to the Offer are irrevocable.

   To be effective, a written notice of withdrawal must be timely received by the Subadministrator at its address set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who previously executed the particular Letter of Transmittal and the amount of Shares to be withdrawn, which must be all of the Shares tendered.

   All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. Neither the Fund, the Advisers, the Administrators, nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 of this Offer to Purchase at any time prior to the Expiration Date.

   If the Fund is delayed in its acceptance for payment of Shares, or it is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund's rights under this Offer, the Subadministrator may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4.

5.  SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER.

   The Purchase Price for Shares acquired pursuant to the Offer will not exceed $1,800,000. However, the actual Purchase Price per Share cannot be determined at this time because the price will be based on the NAV per Share on the Valuation Date, and the number of Shares to be purchased will depend on the amount of Shares tendered. If the NAV per Share on the Valuation Date were the same as the NAV per Share on July 31, 2007, and if Shareholders tender $1,800,000 of the Fund's outstanding Shares pursuant to the Offer, the Fund would purchase approximately 16,064 Shares for a Purchase Price of $1,800,000. See the Pro Forma Capitalization table below.

   The Fund expects that the monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained first from cash on hand and then from
(a) the sale of portfolio securities and/or (b) borrowing, each in the amount or amounts determined by the Adviser, in its reasonable discretion, subject to restrictions or limitations contained in the Declaration of Trust, the Fund's private placement memorandum or material agreements, each as amended from time to time, or applicable laws, rules and regulations, including the rules and regulations promulgated under the 1940 Act. At this time, the Fund has not entered into any financing arrangement to enable any such borrowings.

   THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

   EFFECT ON NAV AND CONSIDERATION RECEIVED BY TENDERING SHAREHOLDERS

   The Fund invests its assets in investment funds ("PORTFOLIO FUNDS") that are managed by various investment managers. If the Fund were required to sell a substantial amount of its investments in Portfolio Funds to raise cash to finance the Offer, the market prices of the Portfolio Funds being sold and/or the Fund's remaining Portfolio Funds may decline and, hence, the Fund's NAV may decline. If any such decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. If the value of the Portfolio Funds were to decline for any reason before the termination of the Offer, the NAV of the Shares would decline. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Valuation Date, if such a decline continued up to the Valuation Date, the consideration received by tendering Shareholders would be reduced.

   In addition, the sale of the Fund's investments in Portfolio Funds could cause the Fund to incur increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of Portfolio Funds less than the then-current valuation by the Fund. Accordingly, obtaining the cash to consummate the Offer may result in a decrease in the Fund's NAV per Share, which would affect both tendering and non-tendering Shareholders.

   The Fund may sell Portfolio Funds during the pendency of the Offer, and possibly for a short time thereafter, to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund will likely hold a greater than normal percentage of its net assets in cash and cash equivalents. Because the Fund will not know the number of Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Shares.

   RECOGNITION OF CAPITAL GAINS BY THE FUND

   As noted, the Fund may be required to sell its investments in Portfolio Funds to finance the Offer. If the Fund's tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare and distribute any such gains to Shareholders of record (reduced by net capital losses realized during the fiscal year, if any). This recognition and distribution of gains, if any, would have certain negative consequences: first, Shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund's portfolio at the time that the Fund is required to liquidate Portfolio Funds (and hence the amount of capital gains or losses that would be realized and recognized).

   In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Shareholders at ordinary income rates. This could adversely affect the Fund's after-tax performance.

   TAX CONSEQUENCES OF REPURCHASES TO SHAREHOLDERS

   The Fund's purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Shareholders and may have tax consequences for non-tendering Shareholders. See Section 8 of this Offer to Purchase.

   HIGHER EXPENSE RATIO AND LESS INVESTMENT FLEXIBILITY

   If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund will be reduced accordingly. The reduced net assets of the Fund as a result of the Offer may result in a higher expense ratio for the Fund and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased.

   PRO FORMA EFFECTS ON CAPITALIZATION

   The following table sets forth the net assets of the Fund as of July 31, 2007, adjusted to give effect to the Offer (excluding expenses and assuming the Fund repurchases the full $1,800,000 of Shares):

                        PRO FORMA CAPITALIZATION /(1)/

                                       ADJUSTMENT FOR
                                        PURCHASE AT
                                        $ 112.05 PER  PRO FORMA AS
                   AS OF JULY 31, 2007     SHARE        ADJUSTED
                   ------------------- -------------- ------------
Total net assets       $35,934,199      $(1,800,000)  $34,134,199
Shares outstanding         320,703          (16,064)      304,639
NAV per Share          $    112.05      $    112.05   $    112.05

/(1)/ This table assumes purchases by the Fund of $1,800,000 of Shares, based on the NAV as of July 31, 2007 (although the actual Purchase Price will be based on the NAV as of December 31, 2007).

6.  PURPOSE OF THE OFFER; PLANS OR PROPOSALS OF THE FUND.

   The purpose of this Offer is to provide liquidity to Shareholders, as contemplated by and in accordance with the procedures set forth in the Fund's Registration Statement on Form N-2, filed by the Fund with the Securities and Exchange Commission (the "SEC") and amended from time to time (the "REGISTRATION STATEMENT"), and the Declaration of Trust. The Registration Statement and the Declaration of Trust, which were provided to each Shareholder in advance of subscribing for Shares, provide that the Board of Trustees of the Trust has the discretion to determine whether and upon what terms the Fund will purchase Shares from time to time from Shareholders pursuant to written tenders. The Registration Statement also states that the Board of Trustees will consider the recommendation of the Adviser, and that the Adviser expects to recommend to the Board of Trustees that the Fund purchase Shares from Shareholders on the last business day of each calendar quarter.

   This is the ninth tender offer the Fund's Board of Trustees has approved. A summary of prior tender offers is as follows:

                    AMOUNT OF   DOLLAR AMOUNT OF
EFFECTIVE DATE     TENDER OFFER SHARES TENDERED
--------------     ------------ ----------------
December 31, 2005   $1,000,000     $        0
March 31, 2006      $1,000,000     $        0
June 30, 2006       $1,000,000     $  850,000
September 30, 2006  $2,000,000     $2,000,000
December 31, 2006   $2,000,000     $  336,000
March 31, 2007      $2,000,000     $  551,000
June 30, 2007       $3,000,000     $3,951,591*
September 30, 2007  $3,000,000     $  942,000**

* The amount of shares repurchased from each shareholder was reduced on a pro rata basis such that only $3,000,000 of shares were redeemed as of June 30, 2007.

**  Estimated based on July 31, 2007 NAV.

   Because there is no secondary trading market for Shares and transfers of Shares are prohibited without prior approval of the Fund, the Board of Trustees has determined, after consideration of various matters, including but not limited to those set forth in the Registration Statement, that the Offer is in the best interests of Shareholders of the Fund in order to provide liquidity for Shares as contemplated in the Registration Statement and the Declaration of Trust.

   NONE OF THE FUND, THE BOARD OF TRUSTEES, OR THE ADVISERS MAKE ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH SHAREHOLDER'S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

7. NAV OF SHARES.

   The NAV of the Fund is determined as of the last business day of each calendar month in accordance with the valuation procedures approved by the Board of Trustees. The Fund commenced investment operations as of May 1, 2005 with an NAV per Share of $100.00. The NAV per Share as of the end of each month since the Fund's inception was as follows:

AS OF              NAV PER SHARE
-----              -------------
May 31, 2005          $ 99.73
June 30, 2005         $ 99.97
July 31, 2005         $100.75
August 31, 2005       $101.00
September 30, 2005    $101.22
October 31, 2005      $101.79
November 30, 2005     $102.11
December 31, 2005     $102.37
January 31, 2006      $103.06
February 28, 2006     $103.39
March 31, 2006        $104.52
April 30, 2006        $105.59
May 31, 2006          $106.18

June 30, 2006      $106.60
July 31, 2006      $107.24
August 31, 2006    $107.43
September 30, 2006 $107.72
October 31, 2006   $108.16
November 30, 2006  $108.52
December 31, 2006  $109.25
January 31, 2007   $110.01
February 28, 2007  $110.87
March 31, 2007     $111.34
April 30, 2007     $112.14
May 31, 2007       $112.60
June 30, 2007      $113.23
July 31, 2007      $112.05

8.  FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

   The following discussion describes certain U.S. federal income tax consequences of tendering Shares in the Offer. Except where noted, it deals only with Shares held as capital assets and does not deal with special situations, such as those of dealers in securities or commodities, traders in securities that elect to mark their holdings to market, insurance companies, persons holding Shares as a part of a hedging, conversion or constructive sale transaction or a straddle or Shareholders whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "CODE"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Shareholder in light of such Shareholder's specific circumstances, nor does it describe any aspect of state, local, foreign or other tax laws. Sales of Shares pursuant to the Offer will be taxable transactions under applicable state, local, foreign and other tax laws. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

   In general, a Shareholder who tenders less than all of his, her or its Shares (or less than all of his, her or its Shares is accepted) should be treated as receiving a distribution from the Fund. The Shareholder should recognize gain to the extent that the amount of proceeds received exceeds the Shareholder's adjusted tax basis in his, her or its Shares. If a Shareholder tenders all of his, her or its Shares (and all of his, her or its Shares are accepted), the receipt of the proceeds should be treated as a liquidating distribution and the Shareholder should recognize gain or loss on a sale equal to the difference between the Shareholder's "amount realized" on the sale and the Shareholder's adjusted tax basis in the Shares sold.

   The "amount realized" with respect to a Shareholder's Shares will be the sum of (i) the amount of the Initial Payment; (ii) the amount of the Final Payment; and (iii) the amount of the Partnership's liabilities allocable to the Shares (as determined under Code Section 752). The amount of a Shareholder's adjusted tax basis in his, her or its Shares will vary depending upon the Shareholder's particular circumstances. In addition, a tendering Shareholder will be allocated a pro rata share of the Fund's taxable income or loss for the year of the Offer with respect to the Shares sold in accordance with the provisions of the Fund concerning transfers of Shares. Such allocation and any cash distributed by the Fund to the Shareholder for that year will affect the Shareholder's adjusted tax basis in Shares and, therefore, the amount of such Shareholder's taxable gain or loss upon a sale of Shares pursuant to the Offer.

   If treated as a liquidating distribution, a Shareholder who tenders all of his, her or its Shares (and all of his, her or its Shares are accepted), should be able to apply the Shareholder's adjusted tax basis against the Initial Payment and thereafter against the receipt of the Final Payment.

   The gain or loss recognized by a Shareholder on a sale of Shares pursuant to the Offer generally should be treated as a capital gain or loss if the Shares were held by the Shareholder as a capital asset. That capital gain or loss will be treated as long-term capital gain or loss if the tendering Shareholder's holding period for the Shares exceeds one year. Under current law, long-term capital gains of individuals are generally taxed at a maximum marginal federal income tax rate of 15%. Capital losses are deductible only to the extent of capital gains, except that individual taxpayers may deduct up to $3,000 per year of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carry-forward period is 5 years and an individual taxpayer can carry forward such losses indefinitely).

   BACKUP FEDERAL INCOME TAX WITHHOLDING

   Backup withholding tax will be imposed on the gross proceeds paid to a tendering U.S. Shareholder (as defined in Section 8) unless the U.S. Shareholder provides such U.S. Shareholder's taxpayer identification number (employer identification number or social security number) to the Subadministrator, certifies as to no loss of exemption from backup withholding, complies with applicable requirements of the backup withholding rules or is otherwise exempt from backup withholding. Therefore, each tendering U.S. Shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such U.S. Shareholder otherwise establishes to the satisfaction of the Subadministrator that such U.S. Shareholder is not subject to backup withholding. Certain U.S. Shareholders (including, among others, all corporations) are not subject to these backup withholding requirements. In addition, Non-U.S. Shareholders are not subject to these backup withholding requirements. In order for a Non-U.S. Shareholder to qualify as an exempt recipient, that Non-U.S. Shareholder must submit an IRS Form W-8 or a Substitute Form W-8. Such statements can be obtained from the Subadministrator.

   TO PREVENT BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE SUBADMINISTRATOR WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING A SUBSTITUTE FORM W-9 OR OTHER DOCUMENTATION.

   THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

9.  SELECTED FINANCIAL INFORMATION.

Set forth below is a summary of selected financial information for the Fund for the fiscal years ended March 31, 2006 and March 31, 2007. The information with respect to the fiscal years ended March 31, 2006 and March 31, 2007 has been excerpted from the Fund's audited financial statements contained in its Annual Report to Shareholders for the fiscal year ended March 31, 2006 and for the fiscal year ended March 31, 2007. The Annual Reports have previously been provided to Shareholders of the Fund, and can be obtained for free at the website of the SEC (http://www.sec.gov). The summary of selected financial information set forth below is qualified in its entirety by reference to reports and the financial information, the notes thereto and related matter contained therein.

A T FUND OF FUNDS
STATEMENT OF ASSETS AND LIABILITIES

                                                                                           As of         As of         As of
                                                                                       March 31,2005 March 31,2006 March 31, 2007
                                                                                       ------------- ------------- --------------
ASSETS
   Investments at fair value (Cost $27,523,505)                                          $      -     $25,298,250   $35,813,873
   Advance for investment in Portfolio Funds                                                    -       1,000,000       500,000
   Cash                                                                                   103,514         286,310       272,358
   Receivables:
       Interest and dividends                                                                   -               -         3,213
       Due from Adviser                                                                   219,986          22,657             -
       Due from investment fund                                                                 -               -        42,736
   Prepaid expenses                                                                        25,900          16,893         2,213
                                                                                         --------     -----------   -----------
Total assets                                                                              349,400      26,624,110    36,634,393
                                                                                         --------     -----------   -----------
LIABILITIES
   Payables:
   Capital contribution received in advance                                                     -         200,000             -
       Due to Adviser                                                                     249,400         131,539             -
       Capital redemption                                                                       -               -       551,298
   Accrued expenses:
       Investment advisory fees                                                                 -               -        80,751
       Trustees' fees and expenses                                                              -          12,683             -
       Accrued expenses and other liabilities                                                   -          88,727        88,167
   Other liabilities                                                                            -               -         1,570
                                                                                         --------     -----------   -----------
Total liabilities                                                                         249,400         432,949       721,786
                                                                                         --------     -----------   -----------
NET ASSETS                                                                               $100,000     $26,191,161   $35,912,607
                                                                                         ========     ===========   ===========
COMPONENTS OF NET ASSETS
   Paid-in capital                                                                       $100,000     $25,162,000   $32,880,003
   Distributable earnings                                                                       -       1,029,161     3,032,604
                                                                                         --------     -----------   -----------
NET ASSETS                                                                               $100,000     $26,191,161   $35,912,607
                                                                                         ========     ===========   ===========
NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE
(10,000,000 SHARES AUTHORIZED, $0.01 PAR VALUE PER SHARE):

Based on net assets of $100,000 and 1,000 shares outstanding as of March 31, 2005, net assets of $26,191,161 and 250,576 shares outstanding as of March 31, 2006 and net
assets of $35,912,607 and 322,552 shares outstanding as of March 31, 2007                $ 100.00     $    104.52   $    111.34
                                                                                         ========     ===========   ===========

A T FUND OF FUNDS
STATEMENT OF OPERATIONS

                                                            For the period from
                                                              October 8, 2004
                                                            (Date of Inception) For the year ended For the year ended
                                                             to March 31, 2005    March 31, 2006     March 31, 2007
                                                            ------------------- ------------------ ------------------
INVESTMENT INCOME
   Income from portfolio funds                                   $       -          $   30,288         $   28,805
   Interest income                                                      14              24,834             49,205
                                                                 ---------          ----------         ----------
Total investment income                                                 14              55,122             78,010
                                                                 ---------          ----------         ----------
EXPENSES
   Investment advisory fees                                              -             383,675            635,453
   Accounting fees                                                       -              80,208             87,500
   Transfer agent and escrow fees                                        -              30,160             31,749
   Professional fees                                                     -             132,916            215,547
   Trustees' fees                                                        -              48,850             49,866
   Insurance expense                                                     -                   -             30,818
   Organizational costs                                            220,000              13,272                  -
   Amortization of deferred offering costs                               -             120,577             10,962
   Registration fees and taxes                                           -                   -                  -
   Other expenses                                                        -              45,254                609
                                                                 ---------          ----------         ----------
Total expenses                                                     220,000             854,912          1,062,504
                                                                 ---------          ----------         ----------
   Less: fees waived and expenses reimbursed                      (219,986)           (375,325)          (268,189)
                                                                 ---------          ----------         ----------
Total expenses net of fee waiver and expense reimbursement              14             479,587            794,315
                                                                 ---------          ----------         ----------
NET INVESTMENT INCOME (LOSS)                                             -            (424,465)          (716,305)
                                                                 ---------          ----------         ----------
   REALIZED AND UNREALIZED GAIN (LOSS) ON
     PORTFOLIO FUNDS
   Net realized gain (loss) from investments                             -              79,845             58,925
   Net change in unrealized appreciation of investments in
     portfolio funds                                                     -           1,373,781          2,660,823
                                                                 ---------          ----------         ----------
   NET REALIZED AND UNREALIZED GAIN ON
     PORTFOLIO FUNDS                                                     -           1,453,626          2,719,748
                                                                 ---------          ----------         ----------
   INCREASE (DECREASE) IN NET ASSETS RESULTING
     FROM OPERATIONS                                             $       -          $1,029,161         $2,003,443
                                                                 =========          ==========         ==========

A T FUND OF FUNDS
STATEMENTS OF CHANGES IN NET ASSETS

                                                                        For the period from
                                                                          October 8, 2004
                                                                        (Date of Inception) For the year ended For the year ended
                                                                         to March 31, 2005    March 31, 2006     March 31, 2007
                                                                        ------------------- ------------------ ------------------
OPERATIONS
   Net investment income (loss)                                              $      -          $  (424,465)       $  (716,305)
   Net realized gain (loss) on investments in portfolio funds                       -               79,845             58,925
   Net change in unrealized appreciation (depreciation) of investments
     in portfolio funds                                                             -            1,373,781          2,660,823
                                                                             --------          -----------        -----------
Increase (decrease) in net assets resulting from operations                         -            1,029,161          2,003,443
                                                                             --------          -----------        -----------
CAPITAL SHARE TRANSACTIONS
   Proceeds from shares issued                                                100,000           25,062,000         11,450,000
   Payments from shares redeemed                                                    -                    -         (3,736,997)
   Repurchase fees                                                                  -                    -              5,000
                                                                             --------          -----------        -----------
Increase (decrease) in net assets from capital share transactions             100,000           25,062,000          7,718,003
                                                                             --------          -----------        -----------
Increase (decrease) in net assets                                             100,000           26,091,161          9,721,446

NET ASSETS
   Beginning of period                                                              -              100,000         26,191,161
                                                                             --------          -----------        -----------
   End of period (a)                                                         $100,000          $26,191,161        $35,912,607
                                                                             ========          ===========        ===========
SHARE TRANSACTIONS
   Shares Outstanding - Beginning of Period                                         -                1,000                  -
   Sale of Shares                                                               1,000              249,576            106,540
   Redemption of Shares                                                             -                    -            (34,564)
                                                                             --------          -----------        -----------
   Shares Outstanding - End of Period                                           1,000              250,576             71,976
                                                                             ========          ===========        ===========

(a) End of period net assets includes an accumulated net investment loss of $1,140,770 as of 3/31/07 and $424,465 as of 3/31/06.

A T FUND OF FUNDS
STATEMENT OF CASH FLOWS

                                                                     For the period from
                                                                       October 8, 2004
                                                                     (Date of Inception) For the year ended For the year ended
                                                                      to March 31, 2005    March 31, 2006     March 31, 2007
                                                                     ------------------- ------------------ ------------------
INCREASE (DECREASE) IN CASH -
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net increase in net assets resulting from operations                   $       -         $  1,029,161       $  2,003,443

ADJUSTMENTS TO RECONCILE NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS TO NET CASH USED IN OPERATING ACTIVITIES:
   Amortization of deferred offering costs                                        -              120,577             10,962
   Cost of purchase of portfolio funds                                            -          (26,574,469)       (14,490,668)
   Proceeds from sale of portfolio funds                                          -            2,729,845          6,694,793
   Decrease (Increase) in advance for investment in portfolio funds               -           (1,000,000)           500,000
   Decrease (Increase) in dividends and interest receivable                       -               (3,773)               560
   Decrease (Increase) in deferred offering costs                                 -             (131,539)                 -
   Decrease (Increase) in reimbursement due from adviser                   (219,986)             197,329             22,657
   Increase in due from investment fund                                           -                    -            (42,736)
   Decrease (Increase) in prepaid expenses                                  (25,900)              23,742                (55)
   Increase (Decrease) in organization costs payable to Adviser             220,000              (88,461)          (131,539)
   Increase (Decrease) in accrued trustees' fees and expenses                     -               12,683            (12,683)
   Increase in accrued investment advisory fees                                   -                    -             80,751
   Increase in other accrued expenses                                             -               87,062              1,105
   Increase (Decrease) in other liabilities                                       -                1,665                (95)
   Realized gain on investments in portfolio funds                                -              (79,845)           (58,925)
   Unrealized appreciation on investments in portfolio funds                      -           (1,373,781)        (2,660,823)
                                                                          ---------         ------------       ------------
Net cash used in operating activities                                       (25,886)         (25,049,804)        (8,083,253)
                                                                          ---------         ------------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase (Decrease) in note payable to Adviser                            29,400              (29,400)                 -
   Proceeds from shares issued                                              100,000           25,062,000         11,450,000
   Payments from shares redeemed                                                  -                    -         (3,736,997)
   Redemption fees                                                                -                    -              5,000
   Increase in capital redemption payable                                                                           551,298
   Increase (Decrease) in capital contribution received in advance                -              200,000           (200,000)
                                                                          ---------         ------------       ------------
Net cash provided by financing activities                                   129,400           25,232,600          8,069,301
                                                                          ---------         ------------       ------------
Net increase (decrease) in cash                                             103,514              182,796           (13,952)

Cash
Beginning of period                                                               -              103,514            286,310
                                                                          ---------         ------------       ------------
End of period                                                             $ 103,514         $    286,310       $    272,358
                                                                          =========         ============       ============

10. CERTAIN INFORMATION CONCERNING THE FUND AND THE FUND'S INVESTMENT MANAGER.

   The Fund is a closed-end, non-diversified management investment company, organized as a series of the Trust, a Delaware statutory trust. The Fund issues Shares in private transactions, and the first purchase of Shares occurred as of May 1, 2005. As of July 31, 2007, the NAV of the Fund was $112.05 per Share.

   As a closed-end investment company, the Fund differs from an open-end investment company (I.E., a mutual fund) in that it does not redeem its Shares at the election of a Shareholder and does not continuously offer its Shares for sale to the public. The Fund's investment objective is to seek risk-adjusted, fixed-income, absolute returns regardless of the market conditions, which the Fund seeks to achieve by operating as a "fund of hedge funds" and investing its assets in investment funds that are managed by various investment managers that use an "absolute return" investment strategy. The principal executive offices and business address of the Fund are located at 300 Pacific Coast Highway, Suite 305, Huntington Beach, California 92648. The Fund's business telephone number is (714) 969-0521.

   A T Funds, LLC and Treesdale Partners, LLC (collectively, the "Advisers") serve as the Adviser and Subadviser, respectively, to the Fund. The Advisers are both Delaware limited liability companies registered as investment advisers under the Investment Advisers Act of 1940, as amended. They have served as Adviser and Subadviser since the Fund's inception. The principal business address of the Adviser is 300 Pacific Coast Highway, Suite 305, Huntington Beach, California 92648, and the principal business address of the Subadviser is 1325 Avenue of the Americas, Suite 2302, New York, New York 10019. The Adviser is a direct subsidiary owned equally by the Subadviser and the Administrator

   The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The Fund has also filed an Offer to Purchase on Schedule TO with the SEC. Such reports and other information are available for inspection at the public reference room at the SEC's office, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. The Fund's filings are also available to the public on the SEC website (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

11. INTEREST OF TRUSTEES, OFFICERS AND CONTROLLING SHAREHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

   The trustees and executive officers of the Fund and the Trust and the aggregate number and percentage of the Shares each of them beneficially owns is set forth in the table below. The Adviser owns 1,000 Shares, or 0.31% of the Fund's currently outstanding Shares. All ownership information is as of July 31, 2007.

TRUSTEE/OFFICER                             NUMBER OF SHARES  PERCENTAGE OF SHARES
NAME AND ADDRESS           POSITION(S)     BENEFICIALLY OWNEd  BENEFICIALLY OWNED
----------------       ------------------- ------------------ --------------------
Laurie M. O'Loughlin   Independent Trustee
2415 Landings Circle   and Chairman of the
Bradenton, FL 34209    Board of Trustees           0                   0
Mason D. Haupt
46 East 91/st/ Street,
Apt. 9A
New York, NY 10128     Independent Trustee         0                   0

TRUSTEE/OFFICER                                                NUMBER OF SHARES  PERCENTAGE OF SHARES
NAME AND ADDRESS                             POSITION(S)      BENEFICIALLY OWNED  BENEFICIALLY OWNED
----------------                        --------------------- ------------------ --------------------
J. Stephan Rapp                         Independent Trustee           0                   0
131 Cat Rock Road
Cos Cob, CT 06807

Mark G. Torline                         Trustee and Chief             *                   *
300 Pacific Coast Highway, Suite 305    Executive Officer
Huntington Beach, CA 92648

Dennis Rhee                             Chief Operating               *                   *
1325 Avenue of the Americas, Suite 2302 Officer and Vice
New York, NY 10019                      President


Yung Lim                                Chief Investment              *                   *
1325 Avenue of the Americas, Suite 2302 Officer and Vice
New York, NY 10019                      President


Alexander L. Popof                      Chief Financial               *                   *
300 Pacific Coast Highway, Suite 305    Officer, Vice
Huntington Beach, CA 92648              President, Secretary
                                        and Treasurer


Sharon Goldberg                         Chief Compliance              *                   *
300 Pacific Coast Highway, Suite 305    Officer and Assistant
Huntington Beach, CA 92648              Secretary


* Through an indirect ownership of the Adviser, these officers are each a beneficial owner of less than 0.1% of the Shares of the Fund.

   In addition, the following Shareholders own greater than 5% of the Fund's currently outstanding Shares, but do not otherwise manage the affairs of the Fund. Such information is as of July 31, 2007.

SHAREHOLDER                           NUMBER OF SHARES  PERCENTAGE OF SHARES
NAME AND ADDRESS                     BENEFICIALLY OWNED  BENEFICIALLY OWNED
----------------                     ------------------ --------------------
First National Bank of the Rockies        147,090              45.86%
2452 Highways 6 & 50
Grand Junction, CO 81501
SVB Banko Di Seguro Sosial                 48,883              15.24%
Pater Euwensweg 9
Curacao, Netherlands Antilles
Robert Martin 1988 Trust                   46,074              14.37%
M. Brier, R. Kandel, R. Martin TTEES
c/o Morgan Stanley
240 South Pineapple, 5/th/ Floor
Sarasota, FL 34236
Edward Robson, TTEE                        17,963               5.60%
Edward J. Robson Family Trust
c/o Morgan Stanley
14850 North Scottsdale Road
Scottsdale, AZ 85254
Ann Lokey Revocable Trust                  16,768               5.23%
c/o Greenrock Research, Inc.
223 West Jackson, Suite 850
Chicago, IL 60605

   During the 60 business days prior to the date of this Offer to Purchase, the Fund effected no transactions in Shares other than the sale of Shares to Shareholders. Neither the Fund nor any subsidiary of the Fund nor, to the best of the Fund's knowledge, any of the Advisers or the Fund's or Trust's officers or trustees, has effected any transaction in Shares during the past 60 business days other than purchase of Shares from the Fund.

   Except as set forth in the Offer, neither the Fund nor, to the best of the Fund's knowledge, any of the Fund's or Trust's officers or trustees is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any Shares of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such Shares, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

   The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund's business. The Fund's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 13.

13. CERTAIN CONDITIONS OF THE OFFER.

   Notwithstanding any other provision of the Offer, the Fund shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of or payment for tendered Shares, and may, in its reasonable discretion, terminate, reduce or amend the Offer as to any Shares not then paid for if:

     (a) such transactions, if consummated, would result in a failure to comply with applicable asset coverage requirements under the 1940 Act;

     (b) there is (i) in the Board of Trustees' judgment, any material legal or governmental action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund or the Offer; (ii) an event causing the inability of the Fund to calculate its NAV; (iii) a declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State; (iv) a commencement of war or armed hostilities, an act of terrorism, a natural disaster or some other national or international calamity which, in the Board of Trustees' judgment, materially adversely affects the Fund or the Offer; or (v) some other event which causes a significant (greater than 10%) decrease in the price of the Shares which, in the Board of Trustees' judgment, would result in the consummation of the Offer not being in the best interests of the Shareholders;

     (c) a tender or exchange offer for any of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Fund shall have been proposed, announced or made by any person;

     (d) the Board of Trustees determines that (i) payment of the purchase price for Shares is not authorized pursuant to the applicable laws, rules and regulations with respect to the repurchase of securities by an issuer, or (ii) effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or Shareholders; or

     (e) the aggregate repurchases of Shares during any tax year would equal or exceed an amount that could cause the Fund to be treated as a "publicly traded partnership" under applicable U.S. federal income tax laws and regulations.

   The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

   A Shareholder notice shall be given of a material change in such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or as otherwise required by applicable law.

   If the Offer is suspended or postponed, the Fund will provide notice to Shareholders of such suspension or postponement.

14. FEES AND EXPENSES.

   The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Subadministrator for purposes of the Offer.

   The Fund has retained U.S. Bancorp Fund Services, LLC act as
Subadministrator. The Subadministrator will receive reasonable and customary compensation for its service as the Subadministrator, will also be reimbursed for certain out-of-pocket expenses, and will be indemnified against certain liabilities by the Fund.

15. MISCELLANEOUS.

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

   The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude Shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law or the laws of any other jurisdiction deemed applicable to the Offer, the Fund believes that the exclusion of Shareholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

16. CONTACTING THE SUBADMINISTRATOR.

   The Letter of Transmittal and any other required documents should be sent by each Shareholder to the Subadministrator as set forth below. In addition, any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, and other documents may be directed to the Subadministrator at its telephone number and location listed below.

U.S. BANCORP FUND SERVICES, LLC
777 EAST WISCONSIN AVENUE
MILWAUKEE, WI 53202

TELEPHONE NUMBER: 414-765-6149